FIVE9 MASTER SERVICES AGREEMENT

This Five9 Master Services Agreement (“Agreement”), effective as of the Customer signature date below (“Effective Date”), in entered into by and between Five9, Inc., a Delaware corporation (“Five9”), having offices 4000 Executive Parkway, Suite 400, San Ramon, CA 94583 and CrossClick Media Inc. (“Customer”), located at 3625 W McArthur blvd, Suite 302, Santa Ana, CA 92704.

1.                   SERVICES; USE; SUPPORT

a.                   Service Order. Customer may order services and products from Five9 (“Services”) by completing a service order substantially in the form attached hereto as Addendum B (each, a “Service Order”). Customer shall complete an initial Service Order prior to being provided access to any Services. Thereafter, Customer shall complete a Service Order for each order of additional Services. Each Service Order shall state: (i) the services and products selected by Customer, including any premium services or implementation services to be provided by Five9; (ii) the term of such Services (the “Order Term”); (iii) the applicable fees; and (iv) any other special terms that may apply to the Services. Each Service Order is subject to the terms and conditions of this Agreement. In the event of any conflict between a Service Order and this Agreement, the Service Order will control. For the avoidance of doubt, if there are terms and conditions in this Agreement regarding subjects on which a Service Order is silent, such silence will not constitute a conflict and the terms and conditions in the Agreement will control.

b.                   Customer Information. Customer shall provide accurate, current and complete registration Customer information, including, without limitation, Customer’s legal name, address, email address, telephone number and, where applicable, payment information (together, “Customer Information”). Customer agrees to promptly notify Five9 of any changes in Customer Information and to verify such information as Five9 may reasonably request.

c.                    Access and Use of the Services. Subject to the terms and limitations of this Agreement, Five9 agrees to provide Customer access to the Services as set forth on Service Order(s), up to the quantities specified on such Service Order(s), during the Order Term and any renewals thereof, on a non-exclusive, non-transferable basis, solely for Customer’s internal business purposes.

d.                   Use Restrictions. Customer agrees not to (i) license, sublicense, sell, resell, transfer, assign, distribute or otherwise commercially exploit or make the Services available to any third party in any way; (ii) modify or make derivative works based upon the Services; (iii) create unauthorized Internet “links” to the Services or “frame” or “mirror” any content on any other server or wireless or Internet-based device; or (iv) reverse engineer the Services.

e.                    Technical Requirements for Use of the Services. In order to utilize the Service, Customer must adhere to certain technical specifications and acquire and maintain certain minimum hardware, software and Internet connectivity, as specified here: http://www.five9.com/call-center-software/system-requirements.htm (“Required Equipment”). During the sales process and prior to service activation, Five9, with Customer’s reasonable cooperation, will conduct an assessment of Customer’s current Required Equipment. Based on this assessment, Five9 may recommend adjustments to the Required Equipment in order to meet the minimum technical requirements to utilize the Service. Customer is ultimately responsible for implementing any recommendations made by Five9 with respect to Required Equipment and also for the ownership and ongoing maintenance of Required Equipment. Five9’s recommendations with respect to Required Equipment do not constitute a guarantee or warranty as to the future suitability of the Required Equipment for operating the Services. CUSTOMER ACKNOWLEDGES AND AGREES THAT IT IS SOLELY RESPONSIBLE FOR OBTAINING AND SUPPORTING REQUIRED EQUIPMENT AS NECESSARY TO UTILIZE THE SERVICES, AND CUSTOMER MAY NOT TERMINATE THIS AGREEMENT OR REQUEST A REFUND BASED ON A FAILURE OF ITS HARDWARE, SOFTWARE OR INTERNET CONNECTIVITY TO PROPERLY FUNCTION WITH THE SERVICES.

f. Technical Support. Standard technical support is available as part of the Services. Our support services and options are more fully described at www.five9.com/contact-center-services/support with additional details on http://www.five9.com/4443. Support services may include on-line help, FAQ's, training guides and templates.

2. ACTIVATION, FEES AND BILLING

a.                   Initial Service Activation and Provisioning. Prior to the activation of the Services set forth in Customer's initial Service Order, Customer shall pay Five9 the fees specified in the Service Order, including implementation and activation fees and pre-paid long distance fees as applicable (collectively, the "Activation Fees"). Upon receipt of the Activation Fees, Five9 will activate Customer's account and commence the provisioning process for the Serviced (the date of the initial activation being the “Service Activation Date”). The initial provisioning process creates Customer’s unique account and enables Customer to log-in and access the Services.

b.                   Subsequent Service Orders. For subsequent Service Orders, Five9 shall commence the provisioning process for the additional Services as required by such Service Orders upon receipt of the Customer signed Service Order. Five 9 will invoice Customer for the services ordered. Payment terms are in accordance with Section 3(f) below.

c.                    Order Renewals. Unless otherwise specified in a Service Order, each Service Order shall automatically renew for additional periods equal to the length of the Order Term, unless Customer provides advance written notice (via e-mail at billing@five9.com) of non-renewal at least thirty (30) days prior to the end of the then-current term. During any renewal period, Five9 reserves the right to modify it Service Fees and charges for other services with at least sixty (60) days prior written notice.

d.                   Fees, Customer Bill Date and Billing Cycle. Customer shall pay Five9 the recurring fees for the Services as set forth on an applicable Service Order (“Service Fees”). Unless otherwise indicated in a Service Order or in this Agreement, Customer shall pay all Service Fees in advance and long distance usage in arrears. The Customer's billing cycle begins on the Service Activation Date and that same day of the month shall become the day each month that Customer shall be invoiced (the "Customer Bill Date"). The Customer Bill Date will be the bill date for all Services ordered by Customer pursuant to this Agreement, and partial months shall be pro-rated to the Customer Bill Date. Each invoice will include all recurring monthly Service Fees for the next billing month, all long distance charges incurred during the prior billing month, as detailed on Addendum A, and, if applicable, any professional services or other one-time charges for services delivered during the billing period.

e.                    Prepaid Long Distance. Five9 may require that, prior to activation, Customer deposit a one-time certain amount of prepaid long distance service fees ("Prepaid Long Distance") as stated in the Service Order. The amount will be held as a deposit. Customer will be invoiced for long distance usage monthly in arrears as it is incurred.

f.                    Payment Terms. Payment terms for fees due on a given invoice are "Due Net 30", unless otherwise stated on the invoice. Payment of all fees (including any Service Fees and Activation Fees), whether in advance of service or for services incurred, may be made by cash, check or wire transfer of immediately available funds to Five9. Customer shall be responsible for all sales, value-added or similar taxes due under this Agreement. Past due balances over 60 days, including past due balances resulting from returned checks or charge-backs, are subject to an interest charge of 1.5% per month or the maximum amount permitted by applicable law, whichever is less.

g.                    Refund Policy. Except as otherwise set forth on a Service Order, all prepaid fees under this Agreement are non refundable, except if Customer's account is closed in good standing, under the terms of this Agreement, with all undisputed balances paid in full, the unused balance of Prepaid Long Distance shall be refunded to Customer.

h.                   Disputed Charges and Resolution of Disputes. Customer agrees to pay all undisputed charges under this Agreement without counter-claim, set-off or deduction. In the event that Customer legitimately and reasonably disputes an invoiced amount, Customer will provide Five9 with written notice (via e-mail at billing@five9.com) of the amount in dispute and the basis for the dispute. Five9 agrees that it will work with Customer to reasonably and expeditiously resolve the dispute. Customer agrees that any undisputed amounts shall remain due and payable in accordance with the normal payment terms.

i.                     Waiver. Failure of Five9 to invoice Customer in a timely manner for any amounts due under this Agreement shall not be deemed a waiver by Five9 of its rights to payment for such amounts, and all outstanding amounts shall remain due and payable by Customer, provided that, Five9 must bill customer for all outstanding amounts owed within 45 days of any termination of this Agreement.

2

3. TERM AND TERMINATION

a.                   Term of this Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until terminated as provided in this Agreement (the "Term").

b.                   Suspension or Termination by Five9. Five9 may suspend or cancel Customer’s access to a Service or terminate this Agreement as follows:

(i)	For Cessation of Services. Five9 may suspend access to any portion or feature of the Services by providing Customer with written notice at least sixty (60) days prior to the date it intends to cease providing such service.
(ii)	For Delinquent Accounts. Five9 may suspend or disable Customer’s access to the services for any accounts for which undisputed payment is delinquent, provided however the Five9 shall have provided Customer with reasonable adequate notice and sufficient time to cure the delinquency.
(iii)	For Actual or Potential harm to Five9 or a Third party. Five9 may suspend or terminate Customer’s account if Five9 has a good faith belief the Customer (x) is using the Services in a manner that may cause immediate and ongoing harm to Five9 or to a third party, including but not limited to, actions that violate federal, state or local laws, rules or regulations, such as compliance with “Do Not Call Lists”; (y) is compromising the security of the Service and the privacy of Five9’s other customers; or (z) is engaging in other activity not specifically identified herein that could reasonably be construed as causing or potentially causing harm to Five9 or a third party. Five9 agrees that in the event it becomes aware of such actions by the Customer it will immediately notify the Customer of the unauthorized activity and either allow the Customer reasonable time to cease the activity or, if warranted by the circumstances, immediately suspend Customer's access to the Service.

c.                    Termination by Either Party. Either party may terminate this Agreement upon thirty (30) days written notice to the other party (i) in the event of a breach of any provision of this Agreement by the other party, provided that, during the thirty (30) day period the breaching party fails to cure such breach (except the 30-day notice period shall not apply to Customers with delinquent accounts or Customers engaged in unlawful activities); or (ii) at any time when Five9 is not obligated to provide and Customer is not entitled to receive any Services.

d.                   Resumption of Service. Customer's resumption of access to the Services following a suspension by Five9 for the reasons cited above will not extend the then-current term, nor result in an extension of the period covered by the prepaid Service Fees. Resumption of Customer's account following suspension or termination by Five9 is subject to the sole discretion of Five9. If Five9 allows Customer to resume using the Services, Customer may be subject to a reconnection fee and applicable retraining fees, and must pay in full all outstanding account balances.

e.                    Effect of Termination. Upon termination of this Agreement, (i) all rights granted hereunder shall immediately terminate and Customer shall have no right to continue to access or use the Service, (ii) each party shall return or, at the option of the other party, destroy or return all Confidential Information (as defined below) of the other party, as requested by the other party, in its possession or control and (iii) Customer shall promptly pay all undisputed outstanding fees and charges associated with Customer's account up through the date of termination, (including charges for services delivered by Five9 that have not yet been invoiced such as local and long-distance charges), provided that Five9 reserves the right to apply any security deposit or pre-paid charges or other amounts delivered by Customer to Five9 to satisfy any amounts owed to Five9 under the terms of this Agreement. All outstanding payment obligations and any other obligations in this Agreement that are ongoing obligations of the parties and intended to survive shall survive any termination or expiration of this Agreement.

4. CUSTOMER ACCOUNTS AND SECURITY

Customer is responsible for all authorized and unauthorized access, activities and charges associated with the Customer's account and/or password(s) with Five9, except for unauthorized charges that can reasonably be determined to be the result of Five9's mistake, omission or negligence in providing sufficient safeguards against unauthorized third party access to Customer's account. Customer is responsible for the confidentiality of its password(s), for all charges incurred from the use of the Service with its password(s) and for any and all charges made through the Customer's account by Customer's employees, agents, principals, consultants, or other entities or individuals in the employ of or engaged by Customer regardless of the reason for such charges. If Customer, or someone to whom Customer has given access to the Service, violates this Agreement, Customer's account may be terminated pursuant to Section 3, and Customer will be liable for all fees, charges, and damages of any kind related thereto.

Confidential Information. By virtue of this Agreement, either party may have access to confidential information of the other party. Confidential information shall be all information regarding the business or financial activities of either party made available to Five9 or Customer under or as a result of this Agreement (hereinafter "Confidential Information”). In addition, Customer's data, text, recorded messages and/or voice conversations transmitted via the Services, financial information and any personal information including the Customer Information, shall be the Confidential Information of Customer.

3

The Confidential Information shall at times be treated by both parties with strict confidence. A party’s obligations pertaining to Confidential Information shall not apply to information that the receiving party can document: (a) is or becomes part of the public domain through no act or omission of the receiving party, (b) was in the receiving party’s lawful possession prior to the disclosure, (c) is lawfully disclosed to the receiving party by a third party without restriction on disclosure, or (d) is independently developed by the receiving party without access to or use of the disclosing party’s Confidential Information. The parties agree to hold each other’s Confidential information in confidence during the term of this Agreement and perpetually thereafter. He receiving party agrees not to make the disclosing party’s Confidential Information available in any form to any third party unless, and only to the minimum extent, required by law or to satisfy governmental regulatory requirements (in which case the party seeking to make such disclosure shall notify the other party of its intent to make such disclosure, and, to the maximum extent available, such party shall seek protective treatment for such disclosed Confidential Information), or to use the disclosing party’s Confidential Information for any purpose beyond the scope of this Agreement. Each party agrees to take all reasonable steps to ensure that the other party’s Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement. Neither party may disclose to the public or to any third party the terms and conditions of this Agreement other than with the express prior written consent of the other party; except that such information may be disclosed to a party's representatives, accountants, auditors, investors, or legal advisors provided that the foregoing are bound to maintain the confidentiality of such information.

5. DATA USE

a.       Data Use. During the normal operation of the Service, Five9 will collect and store on its systems certain information and data provided or collected by the Customer ("Customer Data"). Solely during the Term, Customer authorizes Five9 to store Customer Data on its secure internal systems and to use and copy Customer Data solely for the purpose of providing the Service to Customer in accordance with this Agreement. Additionally, Customer agrees that Five9 may use non-individually identifiable Customer Data for internal business purposes, solely to test, analyze and improve the Service both during and after the Term. Five9 will not resell or share any Customer Data with a third party without Customer's express written authorization.

b.       Data Retention. To maximize system performance, Five9 retains the right to periodically purge Customer data from Five9 servers. Data retention practices are set forth at www.five9.com/4433.

6. EMERGENCY SERVICE (911 CALLING) NOT PROVIDED

(a)     No Requirement to Offer Emergency Services. Customer understands and acknowledges that Five9 does not is not required to provide Emergency Service, where "Emergency Service" is defined as services that connect a user to emergency services personnel or a public safety answering point ("PSAP"), pursuant to applicable regulatory requirements. In the United States, Emergency Service is provided by dialing the digits "911" on a wired or a wireless telephone. Services provided by Five9 do not permit the dialing of "911" or any other emergency telephone numbers or a PSAP under any circumstances. Customer recognizes and agrees that Five9 is not required to offer Emergency Service, pursuant to any applicable laws, rules or regulations. Customer further recognizes and agrees that Five9 is not a replacement for Customer's primary telephone service. CUSTOMER ACKNOWLEDGES AND ACCEPTS THAT FIVE9'S SERVICES DO NOT INCLUDE EMERGENCY SERVICE. CUSTOMER UNDERSTANDS AND AGREES THAT ADDITIONAL ARRANGEMENTS WITH A THIRD PARTY MUST BE MADE BY CUSTOMER TO ACCESS EMERGENCY SERVICE.

(b)     Specific Disclaimer of Liability for Emergency Service. Five9 does not provide Emergency Service in conjunction with the Services or any other services that may be used by Customer in connection with Five9's services. Five9, its officers, directors, employees, shareholders, affiliates nor agents will be liable for any claim, damage, or loss arising from, or relating to, Customer's use of Five 9's services or any other service provided hereunder to contact a PSAP or Emergency Services personnel. Customer specifically waives, to the maximum extent permitted by applicable law, any and all such claims or causes of action, arising from or relating to Five9's services or any other service provided hereunder to contact a PSAP or other Emergency Services personnel. Customer agrees to defend, indemnify, and hold harmless Five9, its officers, directors, employees, shareholders, affiliates and agents from any and all claims, losses, damages, fines, penalties, costs and expenses (including, without limitation, court costs and attorneys’ fees) arising out of the fact that Five9 does not offer Emergency Service to the Customer.

4

7. COMPLIANCE WITH LAWS; “DO NOT CALL” REGULATIONS

a. Customer agrees to comply with all federal, state and/or local law related to or connected with providing, selling, licensing and delivering information services and telecommunications services and products. Customer assumes all liability and responsibility for its use of the Services in compliance with any federal, state or local laws, rules or regulations pertaining to the use of telephones, email, fax, automated telephonic equipment (e.g. “Predictive Dialer”) and other telephony and telecommunications products and services. Customer agrees that Five9 for any claims, liabilities or expenses (including reasonable attorney’s fees) incurred by Five9 based upon Customer’s illegal or fraudulent use of service.

b. “Do Not Call” Compliance. If Customer is advised by any party that they do not wish to receive communications from Customer via the Service, then Customer agrees to promptly ass those parties to its internal company-specific Do Not Call List in their Services account, and thereafter refrain from calling such parties until such time as Customer's policies require. Customer is solely responsible for obtaining the consent of or a release from those persons or entities, to whom or to which Customer intends to send communications using the Service. Customer agrees to periodically review the list of recipients to be contacted, to contact only those persons who the Customer is legally permitted to contact from Customer's customer data, and only in the manner permitted, under federal, state and local law.

CUSTOMER SHOULD SEEK THE ADVICE OF AN ATTORNEY REGARDING USE OF AUTOMATED TELEPHONIC EQUIPMENT AND MARKETING LAWS, PRIOR TO USE OF THE SERVICE. Additional reference material is available at: http://www.fcc.gov/cgb/donotcall/ and http://ftc.gov/bcp/menu-tmark.htm#bized (see "Telemarketing Sales Rule").

8. WARRANTY; DISCLAIMER OF WARRANTY

a.       Representations and Warranties. Each party represents and warrants to the other party that (i) it has the power and authority to enter into and perform all obligations under this Agreement and its various addenda and (ii) it will comply with all applicable laws in its performance under this Agreement.

Warranty Disclaimer. FIVE9 IS PROVIDING THE SERVICES AS A HOSTED SERVICE AND THE SERVICES ARE DELIVERED ON AN "AS IS" AND "AS AVAILABLE" BASIS. FlVE9 DOES NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED OR THAT ALL COMMUNICATIONS WILL BE DELIVERED, NOR DOES FIVE9 MAKE ANY WARRANTY AS TO ANY RESULTS THAT MAY BE OBTAINED BY USE OF THE SERVICES, FIVE9 MAKES NO WARRANTIES EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INRELATION TO THE SERVICES. Customer understands that the Services may be inaccessible or inoperable due to scheduled periodic maintenance and upgrades; or for reasons beyond Five9's reasonable control including but not limited to (i) Customer or Five9 equipment malfunctions; or (ii) service interruptions caused by independent telecommunications providers that provide voice and data connectivity to Five9's or Customer's data centers.

9. LIMITATION OF LIABILITY

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY IN DIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY LOSS, DAMAGE OR LIABILITY RELATING TO: (A) LOSS OR CORRUPTION OF DATA; (B) INABI LITY TO ACCESS THE SERVICE; (C) PERFORMANCE RELATED DELAYS; (D) COMPUTER VIRUSES; (E) LOSS OF BUSINESS DUE TO INOPERABILITY OR PERFORMANCE OF THE SERVICES; (F) NON -DELIVERY OR MIS-DELIVERY OF COMMUNICATIONS; (G) THE NEGLIGENT ACTS OF OTHER FIVE9 SUBSCRIBERS; (H) ANY DEFECTS, FAILURES, ERRORS, OMISSIONS OR MISSTATEMENTS IN ANY AND ALL INFORMATION DELIVERED BY OR PROVIDED FOR DELIVERY BY THE SERVICES; AND (I) LOSS OR LIABILITY RESULTING FROM ACTS BEYOND A PARTY'S CONTROL. EXCEPT FOR A PARTY'S BREACH OF SECTION 4 (CONFIDENTIALITY) OR A PARTY'S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 10, IN NO EVENT SHALL EITHER PARTY’S LIABILITY UNDER THIS AGREEMENT EXCEED ALL FEES PAID BY CUSTOMER TO FIVE9 IN THE ONE (1) YEAR PERIOD PRIOR TO THE DATE OF THE EVENT THAT GAVE RISE TO THE LIABILITY.

5

10. INDEMNIFICATION

a. By Customer. Customer agrees to indemnify, hold harmless and defend Five9, its shareholders, directors, officers, employees and agents from and against any action, claim, or damage, including reasonable costs and attorney’s fees, asserted by any person, arising out of or relating to: (i) personal injury or property damage to the extent such claims or liabilities arise out of negligent or willful acts or omissions of Customer and/or its employees or agents in connection with their duties and responsibilities under this Agreement; (ii)Customer’s breach of this Agreement; or (iii) Customer’s unauthorized use of the service, including any information, communication, data or work that Customer provides in connection with Customer’s use of the Service.

b. By Five9. Five9 agrees to indemnify, hold harmless and defend Customer, its shareholders, directors, officers employees and agents from and against any action, claim, or damage, including reasonable costs and attorney’s fees, asserted by any person, arising out of or relating to: (i) personal injury or property damage to the extent such claims or liabilities arise out of negligent or willful acts or omissions of Five9 and/or its employees or agents in connection with their duties and responsibilities under this Agreement, (ii) Five9's breach of this Agreement, or (iii) any alleged or actual infringement by the Services of any patent, trademark, or copyright, or alleged or actual misappropriation of any trade secret, provided Customer is using the Service as authorized under this Agreement.

c.     Procedure. An indemnified party shall (i) permit the indemnifying party to defend or settle any such claim, provided, however that (x) the indemnifying party shall not enter into any settlement agreement that would result in any admission by the indemnified party or payment by the indemnified party without the indemnified party's prior written consent, and (y) the indemnified party may at its election participate in the defense of such claim, suit or the like through separate counsel at its own expense, and (ii) provide the indemnifying party all reasonable assistance (at the expense of the indemnifying party) in connection with the defense or settlement of any such claim, suit or the like.

11. OWNERSHIP OF MATERIALS AND RIGHTS

The Services are proprietary to Five9 and are protected by intellectual prope1iy laws and international intellectual property treaties. Customer's data, text, recorded messages and/or voice conversations transmitted via the Services are proprietary to Customer. Except for the right to access and use the Services granted by Five9 to Customer in this Agreement, nothing in this Agreement shall convey, transfer or assign any right, title or interest in either party's Proprietary Materials to the other party. As such, each party retains exclusive ownership of its Proprietary Materials in existence as of the Effective Date or developed by it during the Term. For purposes of this Agreement, "Proprietary Materials" means all patents, copyrights, design rights, trademarks, service marks, trade secrets and other worldwide intellectual property or proprietary rights owned by a party during the Term, and the software, schematics, diagrams, information, and other tangible embodiments, if any, relating thereto. All rights not granted by Five9 herein are expressly reserved.

12. MISCELLANEOUS

a.    Applicable Law. This Agreement shall be governed by the laws of the State of New York without reference to conflicts of laws. Venue for any and all actions arising out of this Agreement shall be the County of Alameda, California.

b.    Amendments. No amendment of this Agreement will be binding unless it has been signed by Customer and Five9.

c.     Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfill in g or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war, insurrections, riots, civil com motion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided, however, that the party so affected shall promptly notify the other party of the force majeure event and use reasonable commercial efforts to avoid or remove such causes of non performance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.

6

d.    Waiver and Severability. No failure or delay in exercising or enforcing any right or remedy hereunder by either party shall constitute a waiver of any other right or remedy, or failure exercise thereof. If any provision of the Agreement is determined to be invalid under any applicable statute or rule of law, it is only to that extent to be deemed omitted, and the balance of the Agreement shall remain enforceable.

e.     Assignment. Neither party may assign this Agreement or any of its rights and obligations hereunder without the other party’s prior written consent except that wither party may assign this Agreement to a successor in interest without requiring such consent in the event of a reorganization, merger, consolidation or sale of all or substantially all of its assets or stock (“Change of Control”). Any attempted assignment not in connection with a Change of Control without the non-assigning party’s prior written consent shall be void.

f.     Attorneys’ Fees. In the event of a dispute arising out of this Agreement, the prevailing party shall be entitled to recover it reasonable attorneys’ fees.

g.     Notices. All notices, authorizations, and requests in connection with this Agreement shall be deemed given (i) three (3) days after they are deposited with the United States Postal Service, first-class postage prepaid; or (ii) one (1) business day after they are sent by air express courier, or (iii) upon receipt if sent by facsimile or electronic mail (with receipt-confirmation of successful delivery). All notices shall be delivered to Five9 via mail, facsimile, or email (currently billing@five9.com ) at its then-current corporate headquarters as listed on the Five9 website, and to Customer at its most current street, facsimile and email address(es) as provided by Customer to Five9 in connection with Customer's registration process (or as thereafter updated or revised in a writing delivered by Customer to Five9).

h.    Entire Agreement. Customer agrees that this Agreement, including addenda, comprises the entire understanding between Five9 and Customer, and supersedes any prior agreements or correspondence between Customer and Five9 and/or any postings or other notices from Five9 with respect to the subject matter of this Agreement.

i.      Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and taken together will constitute one single agreement between the parties with the same effect as if the signatures were upon the same instrument.

j.      Publicity. Neither party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with or through any news or other media without the prior written consent of the other party unless such press release or public announcement is required by law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their respective duly authorized officer.

Customer Five9, Inc.

By:	/s/ Joseph M. Spaziano	By:	/s/ Five9, Inc.
Name:	Joseph M. Spaziano	Name:	Authorized Signatory
Title:	CTO	Title:
Date:	11/7/14	Date:	11/7/14

7

ADDENDUM A

LOCAL AND LONG DISTANCE RATE TABLES

Communication Charges: Local, long distance, and any related surcharges, taxes or fees shall be billed monthly and shall cover all call activity incurred by the customer since the previous Customer Bill Date. Local and long-distance charges accrue on a call-by-call basis. Customer is responsible for any call activity incurred through it account. Local and long distance charges are computed and billed based upon the automatic number identification (ANI) as the calling number and the Dialed Number Identification Service (DNIS) as the called number and Pacific Standard Time as the originating time for each call. Customer’s billed usage includes any and all connected calls, whether outbound or inbound, as determined by Five9’s billing system. All connections to the Five9 server via “PSTN” (analog telephone line) rather that VoIP (internet) are billed as an outbound call for the entire connection time, and can substantially increase the bill. All calls are billed based on carrier connection made, regardless of agent connection to the call. Reporting of detailed call records is available from several reports, such as “CallLog1”’ in the Administrator or Supervisor portion of the Five system.

Prior to activation, Customer may be asked to deposit a one-time certain amount of Prepaid Long Distance as shown in the applicable Service Order. The balance of Prepaid Long Distance is viewable to the Administrator role, in the "Snapshot" field, "Accounts" link, of the customer login from www.five9.com.

Type	Outbound	Inbound	Initial / Incremental Billing Increments (in seconds)
Interstate (US)	0.01400	0.01900	6.0/6.0
Intrastate (US)	0.01900	0.01900	6.0/6.0
Alaska	0.11704	0.19360	6.0/6.0
Hawaii	0.08160	0.03249	6.0/6.0
Canada	0.01600	0.03944	30.0/6.0
Other 10 digit calls	Market Rate	Market Rate	6.0/6.0
Other International	Market Rate	Market Rate	Varies
Outbound to toll free	0.01400	N/A	6.0/6.0
Directory Assistance	1.00000	N/A	60.0/60.0

Notes: All rates quoted in US$ per minute. Interstate calls are calls where the call originates and terminates in different states based upon the ANI and DNIS. Intrastate calls are calls where the call originates and terminates in the same state based upon the ANI and DNIS. Different rates may apply to interstate and intrastate calls. Rates subject to change with 30 day notice; reduction in rates may occur without notice. International calls are subject to Market Rates and 30/6 billing increment. Directory Assistance: Any call (xxx)-555-xxxx is billed as Directory Assistance. Payphone: $0.80 connection fee per call, plus prevailing call charges. All inbound calls, whether to 8XX "toll free" numbers or area code specific DIDs are subject to the rates shown. Detailed call reporting is available in Five9 Call Log reports. Rate lookup feature is available in Administrator role. All rates shown above are for comparison to "pre-tax" rates quoted by telephone providers. Actual billing rates in Call Log data and invoicing include a surcharge relating to the cost of applicable taxes, tariffs, and other carrier fees.

Five9 recommends that Customer 'scrub' its lists prior to use to remove unwanted call numbers.

8

Five9 Service Order (Addendum B)

This Service Order, collectively with the Five9 Agreement and its addenda, the “Agreement”, is entered into by and between Five9, Inc. (Five9) and Customer named below. This Service Order is subject to the terms and conditions of the Agreement, in the event of any conflict between this Service Order and the Agreement, this Service Order will control. For the avoidance of doubt, if there are terms and conditions in the Agreement regarding subjects on which this Service Order is silent, such silence will not constitute a conflict and the terms and conditions in of doubt, of there are terms and conditions in the Agreement regarding subjects on which this Service Order is silent, such silence will not constitute a conflict and the terms and conditions in the Agreement will control.

CUSTOMER INFORMATION		ORDER INFORMATION
Customer Name: Customer Number	CrossClick Media 73165	Order Type: Order Term: Renewal Term:	New Domain (New Customer) 12 Months 12 Months
Domain Name: Domain Number:	CrossClick Media 73165	Billing Frequency: PO Required?	Monthly No

Billing Address:	3625 West McArthur Blvd, Ste 302 Santa Ana, CA 92704	Five9 Account Exec: Email: Phone:	Kim Wimmer kwimmer@five9.com 510-340-0952
Billing Contact: Email: Phone:	Todd Milton Ault III todd@crossclickmedia.com 714-795-0246	Quote Expires:	11/29/2014

9

Evaluation Period

Should the services fail to meet the specifications or Customer’s requirements during the thirty (30) day period starting date of this Service Order (The “Evaluation Period”), Customer may cancel this Service Order and will only have payment obligation for services used through the effective date of cancellation. Note that Customer will be invoiced for use of the Services during the Evaluation Period.

Ramp Period

During the One Hundred Twenty (120) day period starting from the date of this Service Order (the “Ramp Period”), Customer will be invoiced monthly in arrears for each month’s peak usage of VCC Agent Seat Component. However, once Customer reaches 100% of ordered VCC Agent Seat quantity (or places an order for additional VCC Agent Seats), the Ramps Period shall be considered complete and invoicing shall continue monthly in advance for the full ordered quantity.

Invoicing Schedule

Invoice Date	VCC Agent Seat Components – Monthly Fees	Other Monthly Fees	One Time Fees	Telecom Deposit
Signing	$0	$0	$6,100.00	$3,750.00
First Invoice during Ramp Period (30 days after first use)	Peak Usage for previous month	$3,055	$6,100.00	$3,750.00
Remainder of Ramp Period	Peak Usage for previous month	$3,055	$6,100.00	N/A
Post Ramp Period	$14,500	$3,055	$6,100.00	N/A

Change Orders

VCC Agent Seat order level may be lowered with thirty (30) days advance notice to no lower than 85% of the VCC Agent Seat quantities ordered above. VCC Agent Seat order level may be increased over those ordered above at any time through a separately executed Service Order.

Volume Discount

Customer will be invoiced monthly at the following rates for the number of ordered Five9 VCC Agent Seats. Pricing is based on tier levels as shown below. When a new tier is reached, all seats will be invoiced at the rate of the highest tier achieved.

Long Distance Usage

Customer’s inbound and outbound calls that utilize Five9 for transport will be billed as “Long Distance” usage. Five9 may hold a deposit against future long distance usage. Customer will be invoiced in arrears for actual usage.

Total VCC Agent Seats
From	To	Price per VCC Agent Seat
50	99	$130.00
100	200	$125.00
201	400	$120.00
401	600	$115.00

Professional Services

Additional Five9 Professional Services are available as requested for $200.00 per hour

Professional Services (including training) fees do not include travel and expenses for on-site work, Customer will be invoiced for these expenses at actual costs.

All prices are in US Dollars

Acceptance of Order

Customer	Five9
Signature: /s/ Joseph M. Spaziano	Signature
Name: Joseph M. Spaziano	/s/ Five9, Inc.
Title: CTO
Date: 11/7/2014	Date: 11/7/14

10